Exhibit 99.1

KEYCORP
401(k) SAVINGS PLAN

FINANCIAL STATEMENTS
AND SUPPLEMENTAL SCHEDULE
WITH
REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

December 31, 2017

KeyCorp
401(k) Savings Plan

INDEX
Page

Report of Independent Registered Public Accounting Firm	1

Financial Statements:
Statement of Net Assets Available for Benefits	2

Statement of Changes in Net Assets Available for Benefits	3

Notes to Financial Statements	4-11

Supplemental Schedule:

Schedule of Assets (Held at End of Year)	12-14

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Participants and KeyCorp, as Plan Sponsor for the KeyCorp 401(k) Savings Plan

Opinion on the Financial Statements

We have audited the accompanying Statement of Net Assets Available for Benefits of the KeyCorp 401(k) Savings Plan (the “Plan”) as of December 31, 2017 and 2016, and the Statements of Changes in Net Assets Available for Benefits for the years then ended, and the related notes and schedule (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2017 and 2016, and the changes in net assets available for benefits of the Plan for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental Schedule of Assets (Held at End of Year) as of December 31, 2017 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in conformity with Department of Labor’s (DOL) Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental schedule is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Meaden & Moore, Ltd.
Meaden & Moore, Ltd.

We have served as the Plan’s auditor since 2005.

Cleveland, Ohio
June 22, 2018

STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS

KeyCorp
401(k) Savings Plan
	December 31,
	2017	2016
ASSETS
Investments, at fair value:
KeyCorp common stock (cost $139,381,459 and $163,880,688 at
2017 and 2016, respectively)	$249,645,280	$265,875,783
Other equity securities	203,698,065	155,821,418
Interest in mutual funds and collective trusts at fair value	2,264,553,409	1,922,678,212
Total investments at Fair Value	2,717,896,754	2,344,375,413
Receivables:
Receivable from Cain Brothers & Company, LLC Retirement Plan (Note 1)	52,633,744	—
Notes receivable from participants	50,994,663	46,626,869
Receivable - Employer contributions	45,502,040	31,455,888
Receivable - Employee contributions	2,883,187	2,686,933
Receivable - Interest and dividends	495,867	409,575
Securities sold, not settled	96,159	—
Total Receivables	152,605,660	81,179,265

Cash	1,213,337	1,256,065

Total Assets	2,871,715,751	2,426,810,743

LIABILITIES
Payables - administrative and other expenses	347,059	457,369
Securities purchased, not settled	35,554	3,916

Total Liabilities	382,613	461,285

NET ASSETS AVAILABLE FOR BENEFITS	$2,871,333,138	$2,426,349,458

See accompanying notes to financial statements.

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

KeyCorp
401(k) Savings Plan
	Year Ended December 31,
	2017	2016
Additions to Net Assets Attributed to:
Contributions:
Employer	$111,906,175	$83,502,684
Participants	109,191,649	84,739,295
Rollovers	8,494,450	5,635,827
Total Contributions	229,592,274	173,877,806

Interest on participant notes receivable	1,974,284	1,605,816

Investment Income:
Dividends from KeyCorp common stock	5,062,966	4,657,339
Dividends from other equity securities	1,551,278	1,144,048
Net investment income from mutual funds and collective trusts	27,716,649	19,713,837
Net realized gain and unrealized appreciation	365,647,341	175,246,824
Plan interest in KeyCorp 401(k) Savings Plan Cash Balance
Pension Plan Master Trust investment income	—	1,766,362
Total Investment Income	399,978,234	202,528,410

Deductions from Net Assets Attributed to:
Participant withdrawals	234,883,173	164,699,591
Administrative and other expenses	4,311,683	3,185,289
Total Deductions	239,194,856	167,884,880

Net Increase Before Transfers	392,349,936	210,127,152

Transfer from merged plans	52,633,744	313,278,295

Net Increase	444,983,680	523,405,447

Net Assets Available for Benefits:
Beginning of Year	2,426,349,458	1,902,944,011

End of Year	$2,871,333,138	$2,426,349,458

See accompanying notes to the financial statements.

NOTES TO FINANCIAL STATEMENTS

KeyCorp
401(k) Savings Plan

1	Description of Plan

The following description of the KeyCorp 401(k) Savings Plan (Plan) provides only general information. Participants should refer to the Summary Plan Description or Plan document for a more complete description of the Plan’s provisions.

General:

The Plan consists of a profit sharing plan with a cash or deferred arrangement, as authorized under Section 401(k) of the Internal Revenue Code of 1986, as amended (Code), and an employee stock ownership plan (ESOP), as authorized under the provisions of Section 4975(e)(7) of the Code. As of January 1, 2011, the Plan was amended and restated to close the KeyCorp Common Stock Fund to new investments effective January 1, 2012, with the exception of KeyCorp dividend reinvestments, and make other administrative modifications and changes as required by law or to facilitate the administration of the Plan.

Effective December 31, 2017, the Plan was amended to merge in the participants and the assets of the former Cain Brothers & Company, LLC Retirement Plan.  As of December 31, 2017, the Plan has recorded a receivable for the assets of the former Cain Brothers & Company, LLC Retirement Plan, which were transferred to the Plan on January 22, 2018. As of December 20, 2016, the Plan was amended to merge in the participants and the assets of the former 401(k) Savings Plan of First Niagara.

Effective January 1, 2017, the Plan was restated to reflect the amendments adopted since the January 1, 2011 amendment and restatement and to make administrative modifications and changes as required by law or to facilitate the administration of the Plan.

The portion of the Plan that is attributable to participant contributions invested in the Plan’s various investment funds (other than the Plan’s KeyCorp Common Stock Fund) constitutes a profit sharing plan. The portion of the Plan that is attributable to participant contributions, employer contributions, profit sharing contributions, after-tax contributions, and rollover contributions invested primarily in KeyCorp common shares constitutes an ESOP. The Plan is intended to be qualified under Section 401(a) of the Code and the provisions of Titles I, II, and III of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

Dividends paid on those KeyCorp common shares maintained in the ESOP, at the participant’s election, may automatically be reinvested in the Plan’s Common Stock Fund or paid directly to the participant. In 2017 and 2016, dividends of $628,485 and $634,317, respectively, were paid directly to participants in connection with this election and are reflected in the Statement of Changes in Net Assets Available for Benefits as participant withdrawals.

Eligibility:

All regular full-time and part-time employees of KeyCorp and its participating subsidiaries (Employer or Key) are eligible to participate in the Plan as of their first day of employment with the Employer for purposes of making pre-tax contributions, Roth contributions, Plan transfer contributions, and rollover contributions. Employees are eligible to participate in receiving employer contributions and profit sharing contributions in accordance with the following eligibility requirements: for employees whose employment commencement date is July 1, 2006, or after, participants can receive these contributions after completing one year of service. Seasonal and on-call employees are required to complete 1,000 hours of service prior to becoming eligible to participate in the Plan.

Contributions:

Contributions are subject to limitations on annual additions and other limitations imposed by the Code as defined in the Plan agreement.

NOTES TO FINANCIAL STATEMENTS

KeyCorp
401(k) Savings Plan

1	Description of Plan, Continued

Employee 401(k) Deferral:

In years in which the safe harbor provisions of Section 401(k)(12) of the Code are not utilized, employees who have met the eligibility requirements and have elected to participate may contribute from 1% to 100% of their compensation on a pre-tax basis to the Plan, and highly compensated employees (as that term is defined in accordance with Section 414(n) of the Code) may contribute from 1% to 6% of their compensation to the Plan. For the 2017 and 2016 Plan years, the Plan utilized the safe harbor provisions of Section 401(k)(12) of the Code, which permits the Plan to automatically satisfy certain nondiscrimination requirements of the Code without undergoing the necessity of discrimination testing. In years in which the safe harbor provisions of Section 401(k)(12) of the Code are utilized (2017 and 2016), all eligible employees may contribute up to 100% of their compensation to the Plan. For Plan years commencing on or after January 1, 2014, the Plan provides a qualified Roth contribution program.

Commencing January 1, 2010, an automatic enrollment feature was added to the Plan for all new regular full-time and part-time employees of the Employer (Covered Employees). The initial default contribution percentage for Covered Employees is 2% and will increase by 1% at the beginning of each Plan year until the default percentage is 10% for Plan years on and after January 1, 2012. The Covered Employee may request a distribution of his or her default elective deferrals no later than 90 days after default elective deferrals are first withheld from a Covered Employee’s pay. As of January 1, 2016, the Plan was amended to implement an auto-enrollment back sweep feature for certain employees hired prior to December 31, 2009.

Employer Matching Contributions:

After satisfying the eligibility requirements, Key matches up to the first 6% of the participant’s contributions to the Plan. Default elective deferrals will be eligible for matching contributions after the Covered Employee satisfies the Eligibility Requirements for receiving a matching contribution. Commencing for Plan years on and after January 1, 2012, the KeyCorp Common Stock Fund was closed to new investments, and matching contributions became subject to the investment direction of the participant.

Effective for Plan years commencing on or after January 1, 2013, the Employer Matching Contribution for each participant is based on the participant’s eligible annual compensation. For the 2017 and 2016 Plan years, the Plan utilized the safe harbor provisions of Section 401(k)(12) of the Code, which permits the Plan to automatically satisfy certain nondiscrimination requirements of the Code without undergoing the necessity of discrimination testing.

Employer Discretionary Contributions:

Key may also make additional contributions as approved by the Board of Directors. Commencing January 1, 2010, and thereafter, profit sharing contributions may be made, allocated, and credited to the accounts of participants employed on the last business day of the Plan year as a flat percentage of eligible compensation for the participants entitled to receive an allocation, based on the further terms and conditions set forth in the Plan. For Plan years beginning on and after January 1, 2012, participants will share in profit sharing contributions for the applicable year if the participant experienced a Termination Under Limited Circumstances, as defined by the Plan, during the Plan year. Key contributed profit sharing allocations of 2.0% for 2017 and 2.5% for 2016 on eligible compensation for employees eligible on the last business day of the respective Plan years. In addition, in 2017 Key allocated a discretionary contribution of $1,000 per eligible full-time employee and $500 per eligible part-time employee, which approximated $15,100,000. Employees eligible for the additional contribution must have been employed as of December 31, 2017 and have a salary of $100,000 or less.

Rollover Contributions:

Rollover contributions from other plans are also accepted, providing certain specified conditions are met.

NOTES TO FINANCIAL STATEMENTS

KeyCorp
401(k) Savings Plan

1	Description of Plan, Continued

Participant’s Accounts:

Each participant’s account is credited with the participant’s elective contributions, employer matching contributions, employer discretionary contributions, and earnings and losses thereon.

Vesting:

All participants are 100% vested in elective deferrals (pre-tax and Roth) and rollover contributions made to the Plan. In years in which the safe harbor provisions of Section 401(k)(12) of the Code are not utilized, participants are 100% vested in Key matching contributions after three years of service. Contributions subject to the safe harbor provisions of Section 401(k)(12) are 100% vested. Participants are 100% vested in Key discretionary contributions after three years of service.

Forfeitures:

Effective January 1, 2017, under the terms of the Plan, forfeited nonvested participant amounts may be used to offset Employer contributions to the Plan. At December 31, 2017, and December 31, 2016, the Plan’s investments included $12,599 and $1,849,311 of Plan forfeitures, respectively. During 2017, $1,451,150 in forfeitures were allocated to the accounts of certain participants who were employees of KeyCorp on December 31, 2016 and $997,068 in forfeitures were used to offset Employer contributions. Prior to January 1, 2017, forfeited nonvested participant accounts may have been used to pay Plan administrative expenses and to offset Employer contributions to the Plan. Plan forfeitures were not used to pay Plan administrative expenses or offset Employer contributions to the Plan in 2016.

Notes Receivable from Participants:

Loans are permitted under certain circumstances and are subject to limitations. Participants may borrow from their fund accounts up to a maximum equal to the lesser of $50,000 or 50% of their vested account balance. Loans are repaid over a period not to exceed five years with exceptions for the purchase of a primary residence.

The loans are secured by the balance in the participant’s account. The interest rate is currently established by the terms of the Loan Policy as Prime plus 1%.

Loans to Plan participants are valued at their unpaid principal balance plus accrued but unpaid interest, which approximates fair value.

Payment of Benefits:

Distribution of participant contributions and matching contributions are subject to the distribution limitations outlined in Section 401(k) of the Code (i.e., attainment of age 59 1/2, severance from employment, retirement, death, or disability, subject to special grandfathered distribution provisions). Upon termination, participants may receive a distribution of their vested account balance in cash or may elect to have their interest in the KeyCorp Common Stock Fund distributed to them in common shares of KeyCorp. Participants may leave their balance in the Plan if their balance is greater than $1,000. Upon retirement, participants may elect to receive their Plan distribution as a lump sum payment or as a monthly, quarterly, or annual installment payment.

As of January 1, 2016, the Plan was amended to facilitate the implementation of flexibility in the distribution of benefits to assist participants with retirement readiness and distribution planning.

Hardship Withdrawals:

Hardship withdrawals are permitted in accordance with Internal Revenue Service guidelines.

NOTES TO FINANCIAL STATEMENTS

KeyCorp
401(k) Savings Plan

1	Description of Plan, Continued

Investment Options:

Upon enrollment in the Plan, a participant may direct his or her employee contribution in any of the investment options offered by the Plan. As discussed above, the KeyCorp Common Stock Fund was closed to new investments effective January 1, 2012.

2	Summary of Significant Accounting Policies

Basis of Accounting:

The Plan’s transactions are reported on the accrual basis of accounting. Certain prior year amounts have been reclassified to conform with the current year's presentation.

Investment Valuation:

Investments are stated at aggregate fair value, which is determined based on the closing price reported on the last business day of the Plan year as follows:

Equity Securities

Closing market price as quoted on the New York Stock Exchange as of December 31, 2017, and December 31, 2016. The closing market price of KeyCorp’s Common Stock at December 31, 2017, and December 31, 2016, was $20.17 and $18.27, respectively. The other common stocks, which are included in the Jennsion Large Cap Growth Separate Account, are valued at the closing price reported on the major stock exchange on which the individual securities are traded

Mutual Funds

Closing market price as quoted per a third-party valuation service as of December 31, 2017, and December 31, 2016.

Collective Trust Funds

Market values of units held in collective trust funds are determined daily by the trustee of the funds based on reported redemption values received from a third-party valuation service.

Investment Transactions:

Purchases and sales of securities are reflected on a trade-date basis. Gains or losses on sales of equity securities are based on the specific cost of units sold. Gains or losses on sales of mutual funds and collective trust funds are based on the average cost per share or per unit at the time of the sale. In the case of KeyCorp Common Stock, brokerage commissions are added to the cost of shares purchased and subtracted from the proceeds of shares sold. No direct brokerage commissions are incurred by the Plan on purchases and sales of shares or units in mutual funds and collective trust funds.

Investment Income:

Dividend income is recorded on the ex-dividend date. Income from other investments is recorded as earned on the accrual basis.

NOTES TO FINANCIAL STATEMENTS

KeyCorp
401(k) Savings Plan

2	Summary of Significant Accounting Policies, Continued

Fair Value Measurement:

Accounting guidance defines fair value as the price to sell an asset or transfer a liability in an orderly transaction between market participants in the principal market. In other words, fair value represents an exit price at the measurement date. Market participants are buyers and sellers who are independent, knowledgeable, and willing and able to transact in the principal (or most advantageous) market for the asset or liability being measured. Current market conditions, including imbalances between supply and demand, are considered in determining fair value.

The Plan’s assets are valued based on the principal market where each would be sold. The principal market is the forum with the greatest volume and level of activity. In the absence of a principal market, valuation is based on the most advantageous market (i.e., the market where the asset could be sold at a price that maximizes the amount to be received).

There are three acceptable techniques for measuring fair value: the market approach, the income approach, and the cost approach. The appropriate technique for valuing a particular asset depends on the exit market, the nature of the asset being valued, and how a market participant would value the same asset. Ultimately, selecting the appropriate valuation method requires significant judgment, and applying the valuation technique requires sufficient knowledge and expertise.

Valuation inputs refer to the assumptions market participants would use in pricing a given asset. Inputs can be observable or unobservable. Observable inputs are assumptions based on market data obtained from an independent source. Unobservable inputs are assumptions based on the Trustee’s own information or assessment of assumptions used by other market participants in pricing the asset. Unobservable inputs are based on the best and most current information available on the measurement date.

All inputs, whether observable or unobservable, are ranked in accordance with a prescribed fair value hierarchy that gives the highest ranking to quoted prices in active markets for identical assets (Level 1) and the lowest ranking to unobservable inputs (Level 3). Fair values for assets classified as Level 2 are based on one or a combination of the following factors: (a) quoted market prices for similar assets in active markets; (b) quoted prices for identical or similar assets in inactive markets; (c) observable inputs, such as interest rates or yield curves; or (d) inputs derived principally from or corroborated by observable market data. The level in the fair value hierarchy ascribed to a fair value measurement in its entirety is based on the lowest level input that is significant to the measurement. The Plan considers an input to be significant if it drives 10% or more of the total fair value of a particular asset. Assets may transfer between levels based on the observable 12and unobservable inputs used at the valuation date, as the inputs may be influenced by certain market conditions. Transfers between levels of the fair value hierarchy are recognized at the end of the reporting period.

Typically, assets are considered to be fair valued on a recurring basis if fair value is measured regularly. Additional information regarding fair value measurements and disclosures is provided in Note 4 (“Fair Value Measurements”).

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Administrative Fees:

Substantially all administrative fees are paid by the Plan.

NOTES TO FINANCIAL STATEMENTS

KeyCorp
401(k) Savings Plan

2	Summary of Significant Accounting Policies, Continued

Plan Termination:

Although it has not expressed any intent to do so, Key has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.

Risks and Uncertainties:

The Plan invests in various investments, including KeyCorp common stock, other equity securities, and interests in mutual funds and collective trusts. These investments are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investments, it is at least reasonably possible that changes in values of investments will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the Statement of Net Assets Available for Benefits.

Subsequent Events:

In preparing these financial statements, subsequent events were evaluated through the time the financial statements were issued. Financial statements are considered issued when they are widely distributed to all shareholders and other financial statement users, or filed with the SEC. In compliance with applicable accounting standards, all material subsequent events have been either recognized in the financial statements or disclosed in the notes to the financial statements.

3	Tax Status

The Internal Revenue Service has determined and informed Key by letter dated September 22, 2013, that the Plan and related trust as of the January 1, 2011 Restatement are designed in accordance with applicable sections of the Internal Revenue Code.

The Plan has been amended since receiving the determination letter. However, the Plan Administrator and tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

Accounting principles generally accepted in the United States of America (U.S. GAAP) requires plan management to evaluate tax positions taken by the Plan and recognize a tax liability if the Plan has taken uncertain tax positions that more-likely-than-not would not be sustained upon examination by applicable taxing authorities. The Plan administrator has analyzed tax positions taken by the Plan and has concluded that, as of December 31, 2017, there are no uncertain tax positions taken, or expected to be taken, that would require recognition of a liability or that would require disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions. However, currently no audits for any tax periods are in progress. During 2017, the Plan was audited by the United States Department of Labor which resulted in an amendment to the Plan effective January 1, 2017 to provide for the use of forfeitures arising during the 2014 and 2015 Plan years.  As a result, in 2017, forfeitures were allocated to the accounts of certain participants who were employees of KeyCorp on December 31, 2016.

4	Fair Value Measurements

The following is a description of the valuation methodologies used to measure the fair value of assets held in the Plan:

Equity Securities. Investments in KeyCorp Common Stock are valued at their official closing price on the New York Stock Exchange and are classified as Level 1. Other equity securities are valued  at the closing price reported on the major stock exchange on which the individual securities are traded and are classified as Level 1.

NOTES TO FINANCIAL STATEMENTS

KeyCorp
401(k) Savings Plan

4	Fair Value Measurements, continued

Mutual Funds, Collective Trust Funds, and Money Market Funds. Investments in mutual funds, collective trust funds, and money market funds are valued at their closing net asset value. Exchange-traded mutual funds are valued using quoted prices and, therefore, are classified as Level 1. Because net asset values for the collective trust funds and money market funds are based primarily on observable inputs, most notably quoted prices for the underlying assets, these investments are classified as Level 2. The Plan's investment in the KeyBank EB Magic Fund was measured at net asset value ("NAV") as a practical expedient to estimate fair value and accordingly, has not been classified in the fair value hierarchy. This practical expedient would not be used if it is determined to be probable that the funds will sell the investment for an amount different from the reported NAV. Participant transactions (purchases and sales) may occur daily. If the Plan initiates a full redemption of this fund, the issuer reserves the right to require 12 months’ notification in order to ensure that securities liquidations will be carried out in an orderly business manner.

The investment strategies for the collective trust funds are varied, and they may invest directly and indirectly in a broad range of equities, debt, and derivative instruments with the objective of mirroring or exceeding the total return of certain market indices.  Strategies may vary based on global macroeconomic views, expected directional movements in the financial markets, market capitalization, and other strategies.  Participant transactions (purchases and sales) occur daily. However, in high volume liquidation demand periods, the Trustee may, at their discretion, delay liquidation requests so that it is in the best interest of all participants in the fund.

The following tables present the Plan’s assets that are measured at fair value on a recurring basis in accordance with U.S. GAAP at December 31, 2017, and December 31, 2016.

December 31, 2017	Level 1	Level 2	Level 3	Total
Equity Securities
KeyCorp Common Stock	$249,645,280	$—	$—	$249,645,280
Other Equity Securities	203,698,065			203,698,065
Mutual Funds	1,287,786,877	—	—	1,287,786,877
Collective Trust Funds	—	735,707,645	—	735,707,645
Money Market Funds	—	87,059,083	—	87,059,083
Other investments measured at net asset value (a)	—	—	—	153,999,804
	$1,741,130,222	$822,766,728	$—	$2,717,896,754

December 31, 2016	Level 1	Level 2	Level 3	Total
Equity Securities
KeyCorp common stock	$265,875,782	$—	$—	$265,875,782
Other equity securities	155,821,418			155,821,418
Mutual Funds	1,055,278,508	—	—	1,055,278,508
Collective Trust Funds	—	621,515,304	—	621,515,304
Money Market Funds	—	87,890,101	—	87,890,101
Other investments measured at net asset value (a)	—	—	—	157,994,300
	$1,476,975,708	$709,405,405	$—	$2,344,375,413

(a) In accordance with Topic 820, the Plan’s investment in the KeyBank EB Magic Fund was measured at NAV per share (or its equivalent) and accordingly, has not been classified in the fair value hierarchy. The fair value amounts in this table are intended to permit reconciliation of the fair value hierarchy to the line items presented in the statement of net assets available for benefits.

NOTES TO FINANCIAL STATEMENTS

KeyCorp
401(k) Savings Plan

5	Interest in Master Trust

Prior to September 30, 2016, a portion of the Plan’s investments were in the KeyCorp 401(k) Savings Plan Cash Balance Pension Plan Master Trust (the "Master Trust"), which was established in 2012 for the investment of assets of the Plan and the KeyCorp Cash Balance Pension Plan. Each participating retirement plan had an undivided interest in the Master Trust. The assets of the Master Trust were held by The Bank of New York Mellon (Trustee). Effective September 30, 2016, the Master Trust was terminated and the funds were transferred to the PIMCO Diversified Real Asset Collective Trust.

Appreciation in fair value of the Master Trust for the period January 1, 2016 to September 30, 2016, when the Master Trust was terminated, amounted to $12,289,600, of which the Plan's interest was approximately 14%.

6	Party-in-Interest Transactions

During 2017 and 2016, the Plan received $5,062,966 and $4,657,339 respectively, in KeyCorp common stock dividends.

During the year ended December 31, 2017, the Plan did not purchase KeyCorp common stock, and 1,861,415 shares of common stock of KeyCorp were sold by the Plan for $34,466,060. During the year ended December 31, 2016, the Plan did not purchase KeyCorp common stock, and 2,148,917 shares of common stock of KeyCorp were sold by the Plan for $29,215,281. The sales of KeyCorp common stock were completed in the open market.

As of December 20, 2016, the Plan was amended to merge in the participants and the assets of the former 401(k) Savings Plan of First Niagara. As a result of the merger, the 401(k) Savings Plan of First Niagara transferred 1,675,013 shares of KeyCorp common stock to the Plan.

SCHEDULE OF ASSETS (HELD AT YEAR END)
Form 5500, Schedule H, Part IV, Line 4i

KeyCorp
401(k) Savings Plan

EIN 34-6542451
Plan Number 002

December 31, 2017

(a)	(b)	(c)	(d)	(e)
	Identity of Issuer, Borrower, Lessor, or Similar Party	Description of Investment, Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Cost	Current Value

	Equity Securities:
*	KeyCorp Common Stock	Common Stock		$249,645,280
	Abbott Laboratories	Common Stock		2,803,278
	Abbvie Inc	Common Stock		2,580,996
	Activision Blizzard Inc	Common Stock		2,158,136
	Adidas AG	Common Stock		476,294
	Adobe Systems Inc	Common Stock		5,189,382
	Albemarle Corp	Common Stock		2,505,365
	Alexion Pharmaceuticals Inc	Common Stock		1,957,449
	Alibaba Group Holding Ltd	Common Stock		6,544,581
	Allergan Plc	Common Stock		2,616,953
	Alphabet Inc-Cl A	Common Stock		5,192,209
	Alphabet Inc-Cl C	Common Stock		6,119,347
	Amazon.com Inc	Common Stock		9,203,729
	Apple Inc	Common Stock		8,032,840
	Biomarin Pharmaceutical Inc	Common Stock		2,431,755
	Bristol-Myers Squibb Co	Common Stock		3,922,349
	Broadcom Ltd	Common Stock		1,876,655
	Celgene Corp	Common Stock		2,955,475
	Charter Communications Inc	Common Stock		2,297,630
	Concho Resources Inc	Common Stock		2,358,304
	Constellation Brands Inc	Common Stock		1,897,131
	Corning Inc	Common Stock		570,862
	Costco Wholesale Corp	Common Stock		3,434,286
	Crown Castle International Cor	Common Stock		1,057,703
	Eog Resources Inc	Common Stock		2,372,401
	Facebook Inc	Common Stock		8,819,824
	Fleetcor Technologies Inc	Common Stock		2,702,294
	Halliburton Co	Common Stock		3,339,238
	Illumina Inc	Common Stock		2,087,453
	JPMorgan Chase & Co	Common Stock		1,883,962
	Kering SA	Common Stock		2,526,630
	Marriott International Inc/Md	Common Stock		4,732,905
	Mastercard Inc	Common Stock		6,906,254
	Microsoft Corp	Common Stock		6,891,102
	Mondelez International Inc	Common Stock		2,043,743

	Monster Beverage Corp	Common Stock	3,078,869
	Netflix Inc	Common Stock	6,790,585
	Nike Inc	Common Stock	4,008,329
	Nvidia Corp	Common Stock	3,468,681
	Parker-Hannifin Corp	Common Stock	4,263,029
	Paypal Holdings Inc	Common Stock	2,008,722
	Qualcomm Inc	Common Stock	1,971,944
	Red Hat Inc	Common Stock	3,254,950
	S&P Global Inc	Common Stock	2,186,446
	Salesforce.Com Inc	Common Stock	5,175,087
	Splunk Inc	Common Stock	1,861,498
	Tencent Holdings Ltd	Common Stock	5,392,576
	Tesla Inc	Common Stock	1,634,276
	The Boeing Co	Common Stock	5,453,181
	The Estee Lauder Cos Inc	Common Stock	3,051,597
	The Goldman Sachs Group Inc	Common Stock	3,720,770
	The Home Depot Inc	Common Stock	4,548,720
	The Priceline Group Inc.	Common Stock	3,178,326
	Time Warner Inc	Common Stock	1,767,383
	Unitedhealth Group Inc	Common Stock	3,077,622
	Vertex Pharmaceuticals Inc	Common Stock	2,538,029
	Visa Inc	Common Stock	6,721,137
	Workday Inc	Common Stock	2,057,793
			453,343,345
	Mutual Funds:
	Dodge & Cox International Stock Fund	International Fund	120,628,126
	Lord Abbett Developing Growth Fund	Small Cap Stock Fund	58,700,417
	PIMCO Total Return Fund	Fixed Income Fund	96,286,175
	Vanguard Total Bond Market Index Fund	Fixed Income Fund	87,209,609
	Vanguard Extended Market Institutional Index Plus Fund	Mid U.S Equity Fund	212,060,608
	Vanguard Institutional Index Plus Fund	Large U.S. Equity Fund	438,970,094
	Vanguard Total International Stock Index Fund Inst'l Plus Shares	International Fund	191,827,355
	Victory Small Company Opportunity Fund	Small U.S. Equity Fund	82,104,493
			1,287,786,877
	Collective Trust Funds:
	BlackRock LifePath Index 2020 NL CIT Fund	Target Maturity Fund	70,081,190
	BlackRock LifePath Index 2025 NL CIT Fund	Target Maturity Fund	96,338,620
	BlackRock LifePath Index 2030 NL CIT Fund	Target Maturity Fund	85,744,861
	BlackRock LifePath Index 2035 NL CIT Fund	Target Maturity Fund	77,899,255
	BlackRock LifePath Index 2040 NL CIT Fund	Target Maturity Fund	65,264,180
	BlackRock LifePath Index 2045 NL CIT Fund	Target Maturity Fund	55,453,850
	BlackRock LifePath Index 2050 NL CIT Fund	Target Maturity Fund	37,166,829
	BlackRock LifePath Index 2055 NL CIT Fund	Target Maturity Fund	25,586,430
	BlackRock LifePath Index 2060 NL CIT Fund	Target Maturity Fund	7,211,757
	BlackRock LifePath Index Retirement NL CIT Fund	Target Maturity Fund	39,728,162
	Boston Partners Large Cap Value Equity Fund	Large U.S. Equity Fund	130,438,558
	Harding Loevner International Equity Collective Fund	International Fund	26,613,178
*	KeyBank EB MaGIC Fund	Stable Value Fund	153,999,804
	PIMCO Diversified Real Asset CIT	Real Asset Fund	18,180,775
			889,707,449

	Money Market Funds:
	Federated Government Obligations Fund	Money Market Fund	77,509,767
	Collective U.S. Government STIF	Money Market Fund	9,549,316
			87,059,083

	Total assets held for investment purposes		2,717,896,754

*	Loans to participants (interest rates from 4.25% to 10.50% with various maturities)		50,994,663

	Total assets held for investment purposes		$2,768,891,417

*	Party-in-interest to the Plan.